Exhibit 99.1

Forest Oil Announces Sale of Texas Panhandle Area Assets for Proceeds of $1.0 Billion

DENVER--(BUSINESS WIRE)--October 3, 2013--Forest Oil Corporation (NYSE:FST) (Forest or the Company) today announced that it has entered into a definitive agreement to sell to Templar Energy LLC its oil and gas assets located in the Texas Panhandle Area for $1.0 billion. Le Norman Operating LLC, a wholly-owned subsidiary of Templar, will operate the assets. The transaction is expected to close on or before November 25, 2013, with an effective date of October 1, 2013, and is subject to customary purchase price adjustments and certain closing conditions. The divested properties have produced approximately 100 MMcfe/d during 2013, generated EBITDA of approximately $180 million for the most recent twelve month period (including an allocation of Forest’s G&A expense), and had estimated proved reserves of 517 Bcfe as of December 31, 2012. Forest does not expect to incur any federal and state income taxes on the sale and intends to use the proceeds primarily to reduce debt and enhance financial flexibility.

Patrick R. McDonald, President and CEO, stated, “We are pleased with the outcome of our Texas Panhandle divestiture process. This transaction comprises a major component of the strategic deleveraging program we instituted in mid-2012 and will allow us to significantly reduce long-term debt and greatly enhance our financial flexibility and liquidity. This divestiture sharpens our operational focus and enables us to maintain development efforts in our core Eagle Ford Shale asset, where oil production is projected to show notable growth over the next several years. Looking ahead, we have initiated our 2014 capital budget process and will provide further details regarding our future development plans later this year.”

J.P. Morgan Securities LLC advised Forest in connection with the Texas Panhandle Area transaction.

FORWARD-LOOKING STATEMENTS

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, that address activities that Forest assumes, plans, expects, believes, projects, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements provided in this press release are based on management's current belief, based on currently available information, as to the outcome and timing of future events. Forest cautions that future natural gas and liquids production, revenues, cash flows, liquidity, plans for future operations, expenses, outlook for oil and natural gas prices, timing of capital expenditures, and other forward-looking statements relating to Forest are subject to all of the risks and uncertainties normally incident to their exploration for and development and production and sale of liquids and natural gas.

These risks relating to Forest include, but are not limited to, liquids and natural gas price volatility, its level of indebtedness, its ability to replace production, its ability to compete with larger producers, environmental risks, drilling and other operating risks, regulatory changes, credit risk of financial counterparties, risks of using third-party transportation and processing facilities and other risks as described in reports that Forest files with the SEC, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. Any of these factors could cause Forest's actual results and plans to differ materially from those in the forward-looking statements.

Forest Oil Corporation is engaged in the acquisition, exploration, development, and production of natural gas and liquids in the United States and selected international locations. Forest's estimated proved reserves and producing properties are located in the United States in Arkansas, Louisiana, Oklahoma, Texas, and Wyoming. Forest's common stock trades on the New York Stock Exchange under the symbol FST. For more information about Forest, please visit its website at www.forestoil.com.

CONTACT:
Forest Oil Corporation
Larry C. Busnardo, 303-812-1441
Director – Investor Relations